Exhibit 10.1
BuzzFeed Adviser Agreement

This agreement (the "Agreement") is made effective as of December 31, 2022 (the “Effective Date”) by BuzzFeed, Inc. (the "Company"), and Gregory Coleman (the "Adviser").

WHEREAS, the Company desires to obtain the advice, counsel and services of the Adviser at such times and to such extent as mutually decided by Adviser and the Company’s Chief Executive Officer and/or the executive team;

WHEREAS, the Company would like to engage the Adviser as an independent contractor to act as an adviser to the Company, and the Adviser is willing to provide advice and services to the Company on the terms and conditions set forth in this Agreement;

WHEREAS, services provided hereunder by the Adviser are independent of and distinct from his duties as a member of the Board of Directors of the Company; and

WHEREAS, the Adviser is compensated in accordance with the Non-Employee Director Compensation Policy for his service as a Director of the Company r;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Service as an Adviser. The Adviser shall serve as an adviser to the Company on a non-exclusive basis for the term of this Agreement. Adviser’s title shall be “Adviser.” The Adviser shall perform the services hereunder as an independent contractor and not as an employee, agent, joint venturer or partner of the Company. The Adviser shall have no power or authority to act for, represent or bind the Company or its affiliates in any manner whatsoever, except as may be expressly agreed on each occasion, in writing, by the Company. The Adviser agrees to take no action that expresses or implies that the Adviser has such power or authority.

2.Services. During the term of this Agreement, the Adviser will support the Company advertising sales and revenue activities by providing advisory services to the Chief Revenue Officer, Chief Operating Officer and, as designated by the Company, additional senior management members within the UBO (Unified Business Organization) (collectively, the “Sales and Revenue Team”). Upon request during the term, Adviser shall attend meetings and consult with and advise the Sales and Revenue Team in furthering the Company’s interests. The services to be performed by Adviser as described in this Agreement are hereinafter referred to as the “Services” and are separate and distinct from the services he provides as a Director of the Company.

3.Term. The Services shall commence on or about December 31, and shall continue through December 31, 2023 (the “Expiration Date”), provided that either party may terminate this Agreement at any time upon thirty (30) days written notice to the other. Notwithstanding any termination of this Agreement by the Company (other than for Cause (defined below)), the Company’s obligations under Section 4.1 of this Agreement shall survive. Section 4.2, Section 6, Section 7 and Section 8 shall survive the termination of this Agreement by either party, and/or the expiration of this Agreement. As used herein, “Cause” means (a) Adviser’s unauthorized use or disclosure of the Company’s Proprietary Information (including, without limitation, breach of Section 7 of this Agreement) and/or (b) Adviser’s non-performance of his duties hereunder subject to the Company providing prior written notice thereof to the Adviser and Adviser’s failure to cure such non-performance within 10 days of receipt of such notice.

4.    Compensation.

4.1The Company and Adviser agree to and acknowledge the following:

4.1.1.Private company BuzzFeed, Inc. (“Legacy BuzzFeed”) granted Adviser an option to purchase 246,440 split adjusted shares of its Common Stock (the “First Option”), pursuant to a Notice of Stock Option Grant and Stock Option Grant Agreement between Adviser and the Company dated as of August 7, 2014 (the “First Option Agreement”) and an option to purchase 7,193,560 split-adjusted shares of its Common Stock pursuant to a Notice of Stock Option Grant and Stock Option Grant Agreement between Adviser and the Company dated as of August 7, 2014 (the “Second Option” and, together with the First Option, the “Options”), pursuant to a Notice of Stock Option Grant and Stock Option Grant Agreement between Adviser and the Company dated as of August 7, 2014 (the “Second Option Agreement” and, together with the First Option Agreement, the “Option Agreements”). Pursuant to the terms of the Option Agreements, upon a cessation of Adviser’s continuous service to the Company, the Options were to expire immediately to the extent then unvested, and 3 months after Adviser’s termination of employment as to Options that were then vested.
4.1.2.Adviser’s employment with Legacy BuzzFeed terminated on April 1, 2018 (the “Termination Date”). As of the Termination Date, Adviser was vested in 220,768 of the Options subject to the First Option Agreement and 6,444,230 of the Options subject to the Second Option Agreement.
4.1.3.Adviser early exercised all of the Options subject to the First Option Agreement on July 15, 2015, January 11, 2016 and January 27, 2017, such that the total number of exercised Options exceeded the number of vested Option subject to the First Option Agreement by 25,671. The shares issued pursuant to exercise of such unvested Options were subject to Legacy BuzzFeed’s right of repurchase, as further described in the First Option Agreement. Adviser also early exercised 1,232,286 Options subject to the Second Option Agreement on July 15, 2015 such that, as of the Termination Date, the number of vested shares subject to the Second Option was 5,211,944 (the “Extension Options”).
4.1.4.On February 5, 2018, in consideration of Adviser’s service to Legacy BuzzFeed, Legacy BuzzFeed agreed to extend the post-termination exercise period applicable to the Extension Options as of the Termination Date until December 21, 2020; provided, however, that (i) in no event would any of the Extension Options be extended beyond the ten year anniversary of the applicable grant date of such Options and, (ii) Options that were unvested as of the Termination Date never vested (and will never vest).
4.1.5.On December 16, 2020, Legacy BuzzFeed further extended the post-termination exercise period applicable to the Extension Options as of the Termination Date until December 31, 2021, subject to the same proviso indicated in paragraph 4.1.4.
4.1.6.On November 19, 2021, Legacy BuzzFeed further extended the post-termination exercise period applicable to the Extension Options as of the Termination Date until December 31, 2022, subject to the same proviso indicated in paragraph 4.1.4.

4.2Legacy BuzzFeed and 890 Fifth Avenue Partners (“890”) merged on December 3, 2021 in a two-step merger, with 890, a public company, as the survivor (the “Merger”). Immediately thereafter, 890 was renamed BuzzFeed, Inc. As a consequence of the Merger, the Extension Options were exchanged for options to purchase 1,594,854 Class A shares of the Company (“Public Company Options” and the related agreements, the “Public Company Option Agreements”).

4.3As the sole compensation to Adviser for the Services provided pursuant to this Agreement, subject to requisite Compensation Committee approval (at a regularly scheduled meeting of the Compensation Committee or as otherwise permitted by the governing documents of the Company), the Company will extend the post-termination exercise period applicable to the Public Company Options until the three (3) month anniversary following expiration or earlier termination of this Agreement. Notwithstanding the foregoing, Adviser acknowledges that (i) in no event will any of the Public Company Options be extended beyond the ten-year anniversary of the applicable grant date of the Extension Options, (ii) Options that were unvested as of the Termination Date never vested (and will never vest). Adviser and Company acknowledge and agree that the compensation described in this paragraph 4.3 constitutes sufficient and full consideration for the Services to be provided hereunder.

4.4Adviser acknowledges, understands and agrees that the Public Company Options do not qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

4.5Except as described herein, the Public Company Option Agreements between Adviser and the Company remain in full force and effect, and Adviser shall remain bound by each such Public Company Option Agreement.

4.6Adviser agrees to pay, and to hold the Company harmless with respect to, all federal, state and local taxes applicable to any compensation paid to the Adviser pursuant to this Agreement. The terms and provisions of this Section 4.6 shall survive termination or expiration of this Agreement.

5.Expenses. The Company agrees to reimburse Adviser promptly for reasonable, documented, out- of-pocket expenses incurred solely in connection with Adviser's performance of the Services; provided that Adviser shall not incur any expense in excess of USD $1000.00 without the prior written approval of the Company. Adviser shall incur any expenses and provide appropriate written documentation of all expenses in accordance with Company’s Travel and Expense policy.

6.Indemnification. In the performance of Services under this Agreement, the Adviser is obligated to act only in good faith, and shall not be liable to the Company for errors in judgment that are not the result of gross negligence (i.e. recklessness), willful misconduct or knowingly unlawful acts. The Company agrees to indemnify and hold the Adviser harmless from and against any and all losses, claims, expenses, damages or liabilities, joint or several, to which the Adviser may become subject (including the costs of any investigation and all reasonable attorneys' fees and costs) or incurred by the Adviser, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceeding arising out of or in connection with the Services rendered by the Adviser under this Agreement; provided, however, that the foregoing indemnity shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of or in connection with the Adviser's gross negligence, willful misconduct, fraud, or material breach this Agreement. The terms and provisions of this Section 6 shall survive termination or expiration of this Agreement.

7.Proprietary Information.

7.1    For purposes hereof, the term “Proprietary Information” shall be given its broadest possible interpretation, and shall mean and include, without limitation, all nonpublic information pertaining to with whom or how the Company, its affiliates and/or business partners conduct business.  Examples of such information include, but are not limited to: (i) information related to existing or potential projects, such as research, development, stories, sources, scripts, plots, story lines, treatments; (ii) information related to Inventions (as defined below), technical information, intellectual property, trade secrets, know-how, formulas or specifications; (iii) information related to finances, business plans, operations, purchasing, marketing, sales, negotiations, contract terms, legal disputes, personnel (including information regarding special skills and compensation), budgets or costs; (iv) non-public papers, data, records, memoranda, methods, works of authorship, compilations, or documents; (v) information disclosed in private meetings or events; and (vi) any other confidential information, written, oral or electronic, whether existing now or at some time in the future, which Adviser develops, learns or obtains during the provision of Services or that are received by or for the Company in confidence.

7.2    Adviser will hold in strict confidence and not disclose or, except as expressly authorized by an appropriate officer of the Company within the scope of the Services, use, any Proprietary Information, and will not provide such Proprietary Information to anyone outside of the Company except as authorized by the Company and after execution of a confidentiality agreement by the third party with whom Proprietary Information will be shared.  Adviser agrees not to copy any documents, records, files, media, or other resources containing any Proprietary Information, or to remove any such documents, records, files, media, or other resources from the premises or control of the Company. Adviser understands and acknowledges that his obligations under this Agreement regarding any particular Proprietary Information begin from the time Adviser receives Proprietary Information, regardless of whether Adviser received such content prior to provision of Services hereunder, and shall continue during and after the Services are completed until the Proprietary Information has become public knowledge other than as a result of an unauthorized disclosure.

7.3    Proprietary Information will not include information that is or becomes readily publicly available without restriction through no unauthorized act of Adviser or any other party, or that Adviser has discovered independently outside the scope of the Services.  Upon termination of this Agreement, Adviser will promptly return to the Company all items containing or embodying Proprietary Information (including all copies).

8.Restricted Activities.  For the purposes of this Section 8, the term Company includes the Company and all other persons or entities that control, are controlled by or are under common control with the Company (“Affiliates”).

8.1     Definitions.  “Any Capacity” includes, without limitation, to (i) be an owner, founder, shareholder, partner, member, advisor, director, consultant, contractor, agent, employee, affiliate or co-venturer, (ii) otherwise invest, engage or participate in, (iii) be compensated by or (iv) prepare to be or do any of the foregoing or assist any third party to do so; provided, any Capacity will not include being a holder of less than one percent (1%) of the outstanding equity of a public company.  “Business Partner” means any past, present or prospective customer, vendor, supplier, distributor or other business partner of the Company with whom Adviser has (or has had) contact during Adviser’s provision of the Services.  “Cause” means to recruit or otherwise solicit, induce or influence (or to attempt to do so).  “Solicit” means to (i) solicit the business or patronage of any Business Partner for oneself or any other person or entity, (ii) divert, entice or otherwise take away from the Company the business or patronage of any Business Partner, or to attempt to do so, or (iii) to solicit, induce or encourage any Business Partner to terminate or reduce its relationship with the Company.

8.2     During the term of this Agreement, Adviser will not directly or indirectly:  (i) Cause any person to leave their employment with the Company; (ii) solicit any Business Partner; or (iii) act in Any Capacity in or with respect to any commercial activity which competes or is reasonably likely to compete with any business that the Company conducts, or demonstrably anticipates conducting.

8.3    For the period of one year immediately following termination of this Agreement, Adviser will not directly or indirectly (i) Cause any person to leave their employment with the Company; or (ii) Solicit any Business Partner. In addition, for a period with no time limitation, Adviser will not engage in any activity that involves the use or disclosure of Proprietary Information.

8.4    Adviser understands that the restrictions set forth in Sections 7 and 8 are intended to protect the Company's interest in its Proprietary Information and established relationships and goodwill with employees and Business Partners, and agrees that such restrictions are reasonable and appropriate for this purpose.

9.No Conflicts. The Adviser represents and warrants to the Company that the Adviser is free to enter into this Agreement and the services to be provided pursuant to this Agreement are not in conflict with any other contractual or other obligation to which Adviser is bound.

10.Notices. All notices and other communications must be in writing and delivered to the person designated below by (a) email or (b) nationally or internationally recognized courier service or postal service, return receipt requested. Such notices will be deemed effective when received or, in the case of email notices, when the recipient, acknowledges having received the email (with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this Section). Notices and communications will be sent to the address last specified to the other party in writing.

11.Parties in Interest. This Agreement is made solely for the benefit of Adviser and the Company, its shareholders, directors and officers. No other person shall acquire or have any right under or by virtue of this Agreement.

12.Entire Agreement; Amendments; Severability; Counterparts. This Agreement constitutes the entire agreement and understanding of the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth in this Agreement. No provision of this Agreement may be amended, modified or waived, except in a writing signed by the parties. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and if any restriction in this Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by law. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement. This Agreement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument.

13.Applicable Law; Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of New York. Any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the laws of the New York including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Any action arising out of this agreement shall be brought exclusively in a court of competent jurisdiction located in New York, NY.

14.Authority. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Adviser.

IN WITNESS HEREOF, this Agreement is entered into and executed by the parties as of the dates set forth below in the State of New York.

BuzzFeed, Inc.

By:     /s/ Marcela Martin
Name:     Marcela Martin
Title:    President
Date:    12/28/2022

Greg Coleman

By:     /s/ Greg Coleman
Name:     Greg Coleman
Title:    As an Individual
Date:    12/28/2022